Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP, INC. ANNOUNCES RETIREMENT OF BOARD MEMBER

HOPKINSVILLE, Ky. (December 17, 2015) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”), the holding company for Heritage Bank USA, Inc. (“Heritage”), today announced the retirement of Mr. Gilbert E. Lee from the Company’s Board of Directors effective immediately. Mr. Lee, 72, has served as a Director of the Company since 1999 and as Chairman of the Board of Directors from July 2008 until May 2015.

Commenting on Mr. Lee’s announcement, John Peck, President and Chief Executive Officer, stated, “ On behalf of our entire Board of Directors and the Company’s senior management team, we thank Gilbert for his many years of outstanding service to our shareholders, employees and the communities in which we serve. Gilbert’s leadership and experience were instrumental as the Company grew from a $170 million savings and loan to a $900 million commercial bank that successfully navigated the most difficult times the banking industry has experienced since the great depression. We wish Mr. Lee the very best in retirement.”

The Board of Directors has appointed Dr. Thomas I. Miller, 72, to serve the remainder of Mr. Lee’s term, which expires with the 2017 Annual Shareholder meeting. Dr. Miller will serve as an independent director and member of the Company’s Executive Committee, Audit and Finance Committee, Personnel and Compensation Committee, Nominating and Corporate Governance Committee and Risk Oversight Committee. At this time, the Company’s Bylaws would prevent Dr. Miller from seeking re-election in 2017.

From 1967 to 2010, Dr. Miller served as an instructor, assistant professor, associate professor, professor and currently is professor emeritus of accounting at Murray State University. Dr. Miller served as the Chairman of the Accounting Department for 17 years; coordinator of planned giving for five years; and served as interim president of Murray State University in 2006 and President of Murray State University in 2014. Dr. Miller was a partner in the public accounting firm of Miller & Wilson, a certified public accounting firm located in Murray, Kentucky from 1993 through 2010. He is a member of the AICPA, the Kentucky Society of CPAs, the American College of Forensic Examiners and the American Accounting Association. Dr. Miller is a former chairman and trustee of the Murray-Calloway County Hospital and served as a board member of the Murray Electric System for 12 years.

“We are pleased Dr. Miller has agreed to serve the remainder of Mr. Lee’s term. HopFed Bancorp, Inc. is very fortunate to have a person with such a distinguished academic and business career agree to serve as a Director. Dr. Miller is held in such high esteem in the communities that we serve and we are excited about the contributions he will make to our Company,” commented Mr. Peck.

HopFed Bancorp and Heritage Bank USA, Inc.

Prior to June 5, 2013, HopFed Bancorp, Inc. was a federally chartered savings and loan holding company with Heritage Bank as its wholly owned thrift subsidiary. On June 5, 2013, Heritage Bank’s corporate name was changed to “Heritage Bank USA, Inc.” and it converted to a Kentucky state chartered commercial bank regulated by the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation. Also on June 5, 2013, HopFed Bancorp, Inc. became a bank holding company regulated by the Board of Governors of the Federal Reserve System. HopFed Bancorp, Inc. is the holding company for Heritage, headquartered in Hopkinsville, Kentucky. Heritage has eighteen offices in western Kentucky and middle Tennessee and a loan production office in Nashville, Tennessee. The Company has two additional operating divisions including Heritage Wealth Management of Murray, Kentucky, Hopkinsville, Kentucky, Kingston Springs, Tennessee and Pleasant View, Tennessee, which offers a broad line of financial services. Heritage Mortgage Services of Clarksville, Tennessee offers long term fixed rate 1- 4 family mortgage loans that are originated for the secondary market in all communities in the Company’s general market area Heritage offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp, Inc. and Heritage may be found on its website www.bankwithheritage.com.

Forward-Looking Information

This press release may contain forward-looking statements. Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. The words “believe,” “expect,” “seek,” and “intend” and similar expressions identify forward-looking statements, which speak only as of the date the statement is made. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may include, but are not limited to, projections of income or loss, expenditures, acquisitions, plans for future operations, financing needs or plans relating to services of the Company, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of revisions which may be made to forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.